Exhibit 23
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-147201 and 333-156394) and Form S-8 (Nos. 333-38912, 333-61925, 333-122172, and 333-153444) of Forest City Enterprises, Inc. of our report dated September 25, 2009 relating to the financial statements of Nets Sports and Entertainment, LLC and subsidiaries which appear in this Form 10-K/A.
/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
September 25, 2009